INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation of our report dated October 6, 2004 in this Registration Statement on Form SB-2 of Doranetti Music, Inc.

We also consent to the references of us under the heading "Experts" in such Document.

January 19, 2005

/s/ Lopez, Blevins, Bork & Associates, LLP

Lopez Blevins, Bork & Assoicates, LLP
Houston, Texas